EXHIBIT 99.1


Time Warner

                                                        NEWS
                                                        ------------------------


For Immediate Release


                       MILES R. GILBURNE TO STEP DOWN FROM
                        TIME WARNER'S BOARD OF DIRECTORS

NEW YORK, January 17, 2006 - Time Warner Inc. (NYSE: TWX) announced today that Miles R. Gilburne has decided not to stand for re-election to its Board of Directors in 2006. Mr. Gilburne will continue to serve as a Director of Time Warner until the company's 2006 annual meeting of stockholders.

Time Warner's Chairman and Chief Executive Officer Dick Parsons said: "On behalf of Time Warner's Board of Directors and senior management team, I thank Miles Gilburne for his years of dedicated service to the company, both as a Board member and as a senior executive at America Online, where he was instrumental in building AOL into an industry leader. Our company has greatly benefited from his pioneering energy and forward-thinking insights. We will also miss his intelligence and creativity. We wish him well."

Mr. Gilburne said: "Although Time Warner is a great company and serving on its Board of Directors has been a great honor, I have concluded that my expertise and skills can best be leveraged at this time as a participant in younger companies with a more exclusive focus on digital products and services for an increasingly networked world. Although I will not stand for re-election, I will serve as a Director for the remainder of my term and will continue to work with Dick Parsons and my fellow Board members in our ongoing efforts to deliver value for Time Warner shareholders."

Mr. Gilburne, 54, served as a Director of America Online from 1999 until the AOL/Time Warner merger in January 2001, and has been a Director of the company since that date. From 1995 to 1999, he was Senior Vice President, Corporate Development at America Online, where he was responsible for strategic planning and for major corporate acquisitions, joint ventures and alliances.

Since 2000, Mr. Gilburne has been a managing member of ZG Ventures, LLC, a venture capital and investment company.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Contact:
Susan Duffy               (212) 484-6686

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